December 10, 2007

Board of Directors
Mercer International Inc.
2840 - 650 West Georgia Street
Vancouver, B.C., Canada

Dear Sirs:

Let me first clearly state that as a substantial shareholder we believe our company has one of the most modern pulp production facilities in the world, and should be capable of producing some of the highest returns in the industry for its shareholders.  Instead, despite its world class assets, since inception it has yet to produce positive earnings from pulp production.  Despite the highest pulp prices for the past 12 years, your YTD September 30, 2007 income statement shows an operating loss from pulp operations of €10 million.  To achieve even this unacceptable return on over €1 billion of capital assets required your booking a deferred tax benefit of €7 million in Q3.  Any net income reported in recent years has been mostly the result of non-cash gains from derivatives related to its long term debt, offset against realized operating losses.  As a result little, if any, positive cash flow has been generated from these earnings.

Your company is weak, with minimal equity (i.e. total debt to equity ratio of 3.8 to 1 at Q3, 2007), and you have a limited ability to accumulate cash reserves in order to protect the company from any adverse market events or pay a dividend to your fellow shareholders.  The Board seems to rely solely on NBSK pulp prices continuing to rise while input costs remain constant or decrease or the closure of existingproduction facilities by competitors for your future.  This was confirmed by your Chairman in the company's conference call.  This approach to business is wishful thinking, as opposed to a well reasoned business plan.  Recent market reaction to highly leveraged companies is negative, which can only further deteriorate Mercer's position if a much needed restructuring or sale is not immediately undertaken by the company.

Recent valuations of Mercer published by analysts at RBC Capital Markets Research and D.A. Davidson & Co. give target prices of US$12.00 to US$14.00 per share, while other institutions believe it is in the range of US$16 to $18.5 per share.  Mercer has been unable to achieve a respectable share price due to its lack of earnings year after year, because of our debt load and excessive administration costs.

You now offer nothing to shareholders but promises of higher sales, better future earnings, lower capital expenditures, and lower production costs quarter after quarter.  After all of these years, you have yet to either show or realistically explain how you will deliver these results.

The investing market is losing faith.  Look at the short interest in our shares, the position is very high and has almost doubled in the past twelve months.

The executive's compensation is very high, perks, annual cash bonuses, stock awards, pension plans, luxury cars, expense account and golden parachutes in the event of dismissal or a change in control of the company is dismal.  This is further exacerbated by fiscally irresponsible and extravagant spending, such as, where clients and friends of management enjoyed the Mercer Pulp Porsche Cup Event held over a weekend at the Porsche race track in Leipzig, Germany in September, 2006 and again on in 2007.  Why?

It needs a restructuring plan in order to generate positive operational cash flow: project growth based on new strategic alliance or sale.  Look at the case ofInternational Paper (IP/OW) which is well positioned to benefit from higher long-term pulp prices, given its recent joint venture in Russia with llim Pulp.

In addition, it is our opinion Mercer should take advantage of the growing Chinese demands.  The Chinese economy is to grow at a trend rate in excess of 11% p.a., translating into very strong pulp demand.  Given China's lack of natural resources, one of its major paper manufactures will be an ideal candidate as a strategic investor or buyer.

We do not understand why one of the Chinese companies who we are very familiar with spoke to our Germany managing director about a business combination on at least two occasions and was told Mercer has no interest.

As a very concerned shareholder we currently own over 700,000 shares and personally I have a stake in excess of another 600,000 shares.  Mercer needs to refocus on creating value for its shareholders not its management, and we respectively request that it begin immediately with a Board of Directors whose mandate is increasing shareholder value only.  This Board should:

1.	Reduce executive compensation by 40% and tie any future bonuses to net operating income from pulp production and payable in common shares. (send back all of the luxury cars)
2.
Hire the most qualified, independent investment bankers (not The Royal Bank of Canada, personal friend of management) with knowledge of the pulp industry to advise on selling our company or joint venture to a strategic investor in order to realize the highest value for shareholders.

3.	Cancel your directors and officers liability insurance.
4.	Conduct a special audit of the expenses accounts of your senior, operating management and audit committee with a mandate to confirm all expenses are correct.
5.	Upgrade your Audit Committee with additional qualified members.

6.	Cancel your Director's fees and options until profitability on an earning per share basis occurs.

Your positive -response to the above is requested by December 18, 2007 outlining the action the Board of Directors has decided to take.  If I have not received any clear response, I assume it is your same answer you gave the Chinese.

Please listen, as we all have the same agenda.  Please read very carefully with the greatest concerns you can muster.  Please, it's now time for the shareholders to make money.

Michael J. Smith
President

P.S. This letter will be kept confidential until December 18, 2007.